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                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 16, 2003, relating to the financial statements and financial highlights (including the unaudited subsequent event footnote dated October 14, 2003) which appears in the March 31, 2003 Annual Report to Shareholders of Nations Capital Growth Fund and Nations Marsico Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements" and "Comparison of Advisory and Other Service Arrangements and Fees" in such Registration Statement.



PricewaterhouseCoopers LLP

New York, New York
October 14, 2003